SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

KAIVAL BRANDS INNOVATIONS GROUP, INC.

(Name of Registrant As Specified In Its Charter)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

KAIVAL BRANDS INNOVATIONS GROUP, INC.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

We Are Not Asking You for a Proxy and

You Are Requested Not to Send Us a Proxy

December 11, 2023

Dear Stockholders:

We are furnishing the attached Information Statement to the holders of common stock, par value $0.001 per share (the “Common Stock”), of Kaival Brands Innovations Group, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”). The purpose of the Information Statement is to notify the Company’s stockholders that, in lieu of a special meeting of the stockholders of the Company, and pursuant to the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Company (the “Board”) and Kaival Holdings, LLC, a Delaware limited liability company (an entity co-managed by Nirajkumar Patel, the Chief Science & Regulatory Officer, Treasurer and director of the Company, and Eric Mosser, the President, Chief Executive Officer and director of the Company), which is the holder of approximately 68.64% of our outstanding Common Stock as of the record date (the “Voting Stockholder”), have taken and approved the following action by written consent to approve an amendment (the “Amendment”) to the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our issued and outstanding Common Stock at a ratio between one-for-two and one-for-thirty (the “Reverse Split”), with such final ratio to be determined at the sole discretion of the Board and with such Reverse Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion (provided that it is effected by December 11, 2024, the one year anniversary of the Voting Stockholders’ approval of the Reverse Split). The approval of the Voting Stockholder is expressly conditioned on the Board’s approval of the Reverse Split, including the time and ratio thereof, being unanimous at the time the Board approves the Reverse Split.

This notice and Information Statement shall constitute notice to you of the Voting Stockholder taking action by written consent under Section 228 of the DGCL.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement constitutes notice to you of the aforementioned corporate actions to be taken without a meeting, by less than unanimous consent of our stockholders, pursuant to Section 228 of the DGCL. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the approval of the Reverse Split. No meeting of our stockholders will be held or proxies requested because we have received written consent to these matters from the Voting Stockholder who holds a majority of the aggregate issued and outstanding shares of our voting stock.

Under Rule 14c-2(b) of the Exchange Act, none of the actions described in this Information Statement may be taken earlier than 20 calendar days after we have sent or given the Information Statement to our stockholders. We intend to distribute this Notice and Information Statement to our stockholders on or about December [___], 2023. The record date established for purposes of determining the number of issued and outstanding shares of voting stock, and thus voting power, was December [___], 2023.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Sincerely

/s/ Eric Mosser
Name: Eric Mosser
Title: Chief Executive Officer and President

KAIVAL BRANDS INNOVATIONS GROUP, INC.

4660 Old Dixie Highway

Grant-Valkaria, Florida 32949

(833) 452-4825

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and

You Are Requested Not to Send Us a Proxy

INTRODUCTION

We are providing you and all other stockholders of the Company with this Information Statement in connection with the actions to be taken by our Board and by the Voting Stockholder by written consent in lieu of a special meeting of stockholders pursuant to Section 228 of the DGCL on December 11, 2023.

This Information Statement and Notice of Stockholder Action by Written Consent is being furnished by us to our stockholders of record as of December [____], 2023 (the “Record Date”), to inform our stockholders that the Board and the Voting Stockholder have approved the Amendment to our Certificate of Incorporation to effect a Reverse Split in a ratio between one-for-two and one-for-thirty, with such final Reverse Split ratio to be determined at the sole discretion of the Board and with such Reverse Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion (provided that it is effected by December 11, 2024, the one year anniversary of the Voting Stockholders’ approval of the Reverse Split). The approval of the Voting Stockholder is expressly conditioned on the Board’s approval of the Reverse Split, including the time and ratio thereof, being unanimous at the time the Board approves the Reverse Split.

This Information Statement is being sent to you to notify you of the Corporate Action being taken by written consent in lieu of a special meeting of our stockholders. On the Record Date, our Board and the Voting Stockholder, who holds approximately 68.64% of the voting power of our Company as of the Record Date, adopted and approved the Reverse Split and the Amendment.

The ability to proceed without a special meeting of the stockholders to approve, adopt and/or ratify this corporate action is authorized by Section 228 of the DGCL which provides that, unless otherwise provided in our Certificate of Incorporation and Bylaws, action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting if a written consent that sets forth the action so taken is signed by stockholders holding at least a majority of the voting power of the Company, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such consent shall have the same force and effect as a majority vote of the stockholders and may be stated as such in any document. Our Certificate of Incorporation and Bylaws do not contain any provisions contrary to the provisions of Section 228 of the DGCL. Thus, to eliminate the costs to us and management time involved in holding a special meeting, and in order to take the Corporate Action as described in this Information Statement, one of our stockholders representing in excess of 50% of the voting stock executed and delivered a written consent to us.

We are distributing this Information Statement to our stockholders in full satisfaction of any notice requirements we may have under the DGCL and of Regulation 14C of the Exchange Act.

This Information Statement is dated as of and is first being sent or given to our stockholders of record on or about December [____], 2023.

On the Record Date, there were 58,661,090 shares of our Common Stock issued and outstanding and entitled to notice of and to vote on all matters presented to stockholders. We do not have any shares of preferred stock issued and outstanding. The required vote for the adoption of the Amendment and the approval of the Reverse Split was a majority of the issued and outstanding shares of Common Stock. On the Record Date, the Voting Stockholder, as the holder of record of approximately 68.64% of the outstanding shares of our voting stock, executed a written consent adopting, approving and ratifying the Corporate Action. When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228 of the DGCL requires notice of the action to those stockholders who did not vote. This Information Statement and the accompanying notice constitute notice to you of action by written consent as required by Section 228 of the DGCL. Because we have obtained sufficient stockholder approval of the Corporate Action, no other consents or votes will be solicited in connection with this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under federal securities laws, the Reverse Split may not be completed until 20 calendar days after the date of distribution of this Information Statement to our stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Reverse Split will not occur until that time has elapsed and until the Board approves the implementation of the Reverse Split (including the final ratio of the Reverse Split).

Dissenters’ Rights of Appraisal

Under the DGCL, Company stockholders are not entitled to appraisal rights with respect to the Corporate Action.

Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, the Company had 58,661,090 shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote per share. The following table sets forth the beneficial ownership of the Common Stock as of the Record Date by each person who served as a director and/or an executive officer of the Company on that date, the number of shares beneficially owned by all of the Company’s directors and executive officers as a group, and any persons who beneficially own 5% or greater of the Common Stock as of the Record Date.

Name and Address (1)	Amount and Nature of Beneficial Ownership (Common Stock) (2)	Percentage of Class (2)

Nirajkumar Patel (3)	41,501,192	70.75%

Eric Mosser (4)	41,344,555	70.48%

Stephen Sheriff (5)	159,500	*

Roger Brooks (6)	141,666	*

George Chuang (7)	141,666	*

Barry M. Hopkins (8)	0	*

James P. Cassidy (9)	0	*

David Worner (10)	0	*

Mark Thoenes (11)	201,667	*

Thomas Metzler (12)	0	*

Current Executive Officers and Directors as a Group (10 Persons)	43,224,855	73.69%

Kaival Holdings, LLC, 401 N. Wickham Road, Suite 130 Melbourne, FL 32935 (13)	40,265,391	68.64%

* Less than 1.0%

(2) Applicable percentage of ownership is based on 58,661,090 shares of common stock outstanding as of December [___], 2023 (the Record Date). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable within 60 days of the Record Date, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any person.

(3) Nirajkumar Patel serves as our Chief Science & Regulatory Officer, and director. Consists of 40,265,391 shares of our common stock held by the Voting Stockholder, an entity over which Mr. Patel has shared dispositive and voting authority, and approximately 1,100,000 shares of our common stock issuable upon the exercise of vested options, and approximately 250,000 shares of our common stock issuable upon the exercise of unvested options.

(4) Eric Mosser serves as our President & Chief Executive Officer, and director. Consists of 40,265,391 shares of our common stock held by the Voting Stockholder, an entity over which Mr. Mosser has shared dispositive and voting authority, and approximately 1,000,000 shares of our common stock issuable upon the exercise of vested options, and approximately 817,000 shares of our common stock issuable upon the exercise of unvested options.

(5) Stephen Sheriff serves as our Chief Operating Officer. Consists of approximately 25,000 shares of our common stock issuable upon the exercise of vested options and approximately 183,000 shares of our common stock issuable upon the exercise of unvested options, and 134,500 shares of our common stock.

(6) Roger Brooks serves as a member of our board. Consists of approximately 141,666 shares of our common stock issuable upon the exercise of vested options and approximately 125,000 shares of our common stock issuable upon the exercise of unvested options.

(7) George Chuang serves as a member of our board. Consists of approximately 141,666 shares of our common stock issuable upon the exercise of vested options and approximately 125,000 shares of our common stock issuable upon the exercise of unvested options.

(8) Barry M. Hopkins serves as our Executive Chairman. Consists of approximately 125,000 shares of our common stock issuable upon the exercise of unvested options.

(9) James Cassidy serves as a member of our board.

(10) David Worner serves as a member of our board. Consists of approximately 125,000 shares of our common stock issuable upon the exercise of unvested options.

(11) Mark Thoenes serves as a member of our board. Consists of 1,667 shares of our common stock and approximately 200,000 shares of our common stock issuable upon the exercise of vested options.

(12) Thomas Metzler serves as our Chief Financial Officer, Secretary and Treasurer. Consists of approximately 253,916 shares of our common stock issuable upon the exercise of unvested options.

(13) Nirajkumar Patel and Eric Mosser are the sole voting members of the Voting Stockholder.

DESCRIPTION OF STOCKHOLDER ACTION – REVERSE STOCK SPLIT

Introduction

On December 11, 2023, with the recommendation of our Board, the Voting Stockholder approved, by written consent to action, to adopt the Amendment to our Certificate of Incorporation effecting a Reverse Split of our issued and outstanding Common Stock at a ratio between one-for-two and one-for-thirty, with such ratio to be determined at the sole discretion of the Board and with such Reverse Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion (provided that it is effected by December 11, 2024, the one year anniversary of the Voting Stockholders’ approval of the Reverse Split). The approval of the Voting Stockholder is expressly conditioned on the Board’s approval of the Reverse Split, including the time and ratio thereof, being unanimous at the time the Board approves the Reverse Split.

Effecting the Reverse Split requires that our Certificate of Incorporation be amended. The text that will be incorporated into our Certificate of Incorporation upon effecting the Reverse Split is attached as Annex A to this Information Statement. The Amendment, which will not be filed until at least twenty days following the date of this Information Statement, will be effective upon the filing of such Amendment to the Certificate of Incorporation in the form attached as Annex A with the Secretary of State of Delaware with such filing to occur, if at all, at the sole discretion of the Board.

The table below sets forth the number of shares of our common stock outstanding before and after the Reverse Split based on 58,661,090 shares of common stock outstanding as of the Record Date.

	Prior to the reverse split	Assuming a 1-for-2 reverse split	Assuming a 1-for-10 reverse split	Assuming a 1-for-20 reverse split	Assuming a 1-for-30 reverse split
Aggregate Number of Shares of Common Stock Outstanding	58,661,090	29,330,545	5,866,109	2,933,055	1,955,370

Reasons for the Reverse Split; Nasdaq Requirements for Continued Listing

The Board’s primary objective in proposing a potential Reverse Split is to raise the per share trading price of our common stock. Our common stock is currently traded on the Nasdaq Capital Market under the symbol “KAVL.”

On January 30, 2023, we received a staff deficiency notice from Nasdaq indicating that, because the closing bid price for our common stock fell below $1.00 per share for 30 consecutive business days (December 14, 2022 through January 17, 2023), we no longer complied with the minimum bid price requirement for continued listing on the Nasdaq Capital Market under Rule 5550(a)(2) of the Nasdaq Listing Rules (the “Nasdaq Minimum Bid Price Requirement”).

Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), we were provided with an initial compliance period of 180 calendar days, or until July 31, 2023, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our common stock needed to meet or exceed $1.00 per share for a minimum of 10 consecutive business days prior September 20, 2023. We did not meet this deadline.

On August 1, 2023, Nasdaq notified the Company that it had received a 180-day extension to comply with the Nasdaq Minimum Bid Price Requirement until January 29, 2024, by which date the Company must evidence compliance with the Bid Price Rule for at least ten (10) consecutive business days. If compliance cannot be demonstrated by January 29, 2024, Nasdaq will provide written notification to the Company that its common stock will be delisted. In the event of such a notification, the Company may appeal Nasdaq’s determination. There can be no assurance Nasdaq would grant any such request for continued listing.

Our Board believes that the Reverse Split and any resulting increase in the per share price of our common stock will not only allow us to meet the Nasdaq Minimum Bid Price Requirement, but will also enhance the acceptability and marketability of our common stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios. This reduces the number of potential buyers of our common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value. This may limit the willingness of individual investors and institutions to purchase our common stock.

The Board also believes that the increase in the number of available shares of Common Stock following the Reverse Split will provide the Company with the ability to support its future anticipated growth and would provide greater flexibility to consider and respond to future business opportunities and needs as they arise, such as equity financings.

Further, the Company compensates key employees through equity-based compensation programs. This compensation program is essential to the nature of our business and provides us the ability to align the interests of key employees with stockholders. Without an increase in the number of available shares of common stock, the Company will not be able to recruit, retain and reward key employees, including non-employee directors, officers, other employees, consultants, independent contractors and agents.

We cannot assure you that the Reverse Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Split, or that we will be able to maintain our listing on Nasdaq.

Potential Disadvantages of the Reverse Split

As noted above, the principal purpose of the Reverse Split is to help increase the per share market price of our common stock by up to a factor of thirty. We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the Reverse Split will increase the market price of our common stock by a multiple equal to the number of pre-split shares, or result in any permanent increase in the market price of our common stock, which is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of our Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual holder of common stock would be reduced if the Reverse Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing holders of common stock in the event they wish to sell all or a portion of their position.

Although our Board believes that the decrease in the number of shares of our common stock outstanding as a consequence of the Reverse Split, and the anticipated increase in the market price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Effecting the Reverse Split

Upon receipt of stockholder approval for the Reverse Split Proposal, the Certificate of Amendment will be filed with the Secretary of State of Delaware. The timing of the filing of the Certificate of Amendment with the Secretary of State of Delaware to effect the Reverse Split will be determined at the sole discretion of our Board. Importantly, if for any reason our Board deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Certificate of Amendment without further action by our stockholders. Our Board may also deem it advisable to effect the Reverse Split even if the price of our common stock is above $1.00 at the time the Reverse Split is to be effected. The Reverse Split will be effective as of the date of filing of the Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”).

Upon the filing of the Certificate of Amendment, without further action on our part or our stockholders, the outstanding shares of common stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of common stock based on a Reverse Split ratio as determined by the Board. For example, if you presently hold 1,500 shares of our common stock, you would hold 150 shares of our common stock following the Reverse Split if the ratio is one-for-ten.

Effect on Authorized but Unissued Shares of Common Stock.

The total number of authorized shares of Common Stock will not change as a result of the Reverse Split. As described above, the Reverse Stock Split would have the effect of reducing the number of outstanding shares of Common Stock. Therefore, because the total number of authorized shares of Common Stock will not change as a result of the Reverse Stock Split, upon the effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or reserved for issuance would increase. All authorized but unissued shares that are not reserved for issuance would remain available for issuance by the Board for financing, general corporate purposes or any other lawful purpose. If the Board were to authorize the issuance of any such shares, such issuances could dilute the ownership interests of holders of Common Stock and may also cause a decline in the trading price of our Common Stock.

Effect on Series B Convertible Preferred Stock

We presently have 900,000 shares of Series B Convertible Preferred Stock outstanding, which shares may convert into shares of Common Stock (subject to the terms of the Series B Convertible Preferred Stock) at a conversion rate of 8.3333 shares of Common Stock for each share of Series B Convertible Preferred Stock. Such conversion rate will be adjusted proportionally to reflect the final ratio of the Reverse Split when and if the Reverse Split is declared.

Effect on Outstanding Warrants, Options and Certain Other Securities

If the Reverse Split is effected, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of outstanding warrants and options to purchase Common Stock . This will result in approximately the same aggregate price being required to be paid under such securities upon exercise or conversion, and approximately the same value of shares of Common Stock being delivered upon such exercise immediately following the Reverse Split as was the case immediately preceding the Reverse Split. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based on the final Reverse Split ratio, subject to our treatment of fractional shares.

New CUSIP Number

After the Effective Time, the post-Reverse Stock Split shares of Common Stock would have a new CUSIP number, which is a number used to identify our equity securities.

Effect on Exchange Act Registration

We are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our common stock.

Fractional Shares; Exchange of Stock Certificates

Our Board does not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of any fractional shares, we will issue to stockholders of record who would otherwise hold a fractional share that number of shares of common stock as rounded up to the nearest whole share.

On or after the Effective Time, each stockholder will be able to obtain a certificate evidencing their post-Reverse Split shares only by sending the exchange agent (who will be the Company’s transfer agent) the stockholder’s old stock certificate(s), together with any required documentation, properly executed. Stockholders will not receive certificates for post-Reverse Split shares unless and until their old certificates are surrendered. A stockholder that surrenders their old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will be deemed to have requested to hold that stockholder’s shares electronically in book-entry form with our transfer agent.

Certain of our registered holders of common stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Effect on Par Value and Accounting

Following the Reverse Split, the par value per share of our common stock would remain at $0.001 per share. Total stockholders’ equity would remain unchanged. Net loss per share and net book value per share would be increased as a result of the Reverse Stock Split because fewer shares of our common stock would be outstanding. All share and per share information in our financial statements would be restated to reflect the Reverse Split for all periods presented in filings after the Reverse Split Effective Date with the SEC and Nasdaq.

Anti-Takeover and Dilutive Effects

The authorized Common Stock and preferred stock will not be diluted as a result of the Reverse Split. The Common Stock and preferred stock that is authorized but unissued provide the Board with flexibility to effect among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Certificate of Amendment would continue to give our Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or regulations. The Certificate of Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued common stock or preferred stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

Federal Income Tax Consequences

The following discussion is a summary of the U.S. federal income tax consequences of the Reverse Split generally applicable to U.S. holders (as defined below) of our common stock and preferred stock, and is based upon U.S. federal income tax law and relevant interpretations thereof in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to you in light of your individual circumstances, including whether you are subject to special tax rules that apply to certain types of investors (e.g., financial institutions, insurance companies, broker-dealers, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market tax accounting, S corporations, regulated investment companies, real estate investment trusts, investors that will hold our securities as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, the Medicare tax on certain investment income or the alternative minimum tax.

This summary is limited to U.S. holders that hold our common stock or preferred stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, (the “Code”). We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. holder” is a beneficial holder of common stock or preferred stock who or that, for U.S. federal income tax purposes, is:

●	an individual who is a United States citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized (or treated as created or organized) in or under the laws of the United States or any state or political subdivision thereof;

●	an estate that the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust if (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock or preferred stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock or preferred stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

Each stockholder should consult their own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Split.

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Split. Accordingly, the aggregate tax basis in the common stock or preferred stock received pursuant to the Reverse Split should equal the aggregate tax basis in the common stock or preferred stock surrendered and the holding period for the common stock or preferred stock received should include the holding period for the common stock or preferred stock surrendered.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s Annual Report on Form 10-K for the year ended October 31, 2022, and any reports prior to or subsequent to that date.

These reports and other information filed by the Company with the SEC may be inspected and are available for copying at the public reference facilities maintained at the SEC at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the SEC are also available to the public from the SEC’s website, http://www.sec.gov. The Company’s Annual Report on Form 10-K for the year ended October 31, 2022, and other reports filed under the Exchange Act, are also available to any stockholder at no cost upon request to: 4460 Old Dixie Highway, Grant-Valkaria, Florida 32949.

Stockholder Communications

Stockholders and other parties interested in communicating directly with our Board, a committee of our Board, or any individual director, may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary, Kaival Brands Innovations Group, Inc., at the address for our principal offices set forth in our then-most recent filing with the SEC. The Corporate Secretary will forward all appropriate communications to the Chair of the Audit Committee.

Delivery Of Documents to Security Holders Sharing An Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to Investor Relations, 4460 Old Dixie Highway, Grant-Valkaria, Florida 32949. If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

By Order of the Board of Directors,

/s/ Eric Mosser
Name: Eric Mosser
Title: President and Chief Executive Officer

Annex A

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF KAIVAL BRANDS INNOVATIONS GROUP, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of Kaival Brands Innovations Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted by unanimous written consent to action in accordance with Section 141(f) of the DCGL on December [__], 2023, a resolution proposing and declaring advisable an amendment to the Certificate of Incorporation, as amended (the “Certificate”) of said Corporation to consummate a reverse stock split of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) at a ratio ranging between 1-to-2 and 1-to-30, with the exact ratio to be determined by the Board, in its sole discretion (the “Reverse Split”) (provided that it is effected by December 11, 2024, the one year anniversary of the Voting Stockholders’ approval of the Reverse Split).

SECOND: That upon the effectiveness of this Certificate of Amendment (the “Split Effective Time”) each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each _____ (__) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such stockholders’ old stock certificate. No stockholders will receive cash in lieu of fractional shares.

THIRD: That upon this Certificate of Amendment becoming effective, Paragraph 6 of the Certificate is amended by adding thereunder a new paragraph at the end of such Paragraph, which states as follows:

“(a)       Reverse Stock Split. Upon effectiveness of this Certificate of Amendment (the “Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Split Effective Time shall be automatically changed and reclassified into a smaller number of shares such that each _____ (__) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such stockholders’ old stock certificate. No stockholders will receive cash in lieu of fractional shares.

FOURTH: That in lieu of a meeting and vote of the stockholders of the Corporation, the holder of in excess of fifty percent (50%) of the outstanding Common Stock has acted by written consent to approve said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

FIFTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

SIXTH: The aforesaid amendment shall be effective as of [_____] Eastern Standard Time on _________, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this ____ day of ___________, 2024.

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:
Name: Eric Mosser
Title: Chief Executive Officer and President